Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Daniel Greenberg, Chairman & CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
investor@pondel.com

ELECTRO RENT REPORTS FISCAL 2009 THIRD QUARTER FINANCIAL RESULTS

VAN NUYS, Calif. – April 2, 2009 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for its 2009 fiscal third quarter ended February 28, 2009.

Total revenues for the fiscal 2009 third quarter were $30.1 million, compared with $35.7 million last year.  Rental and lease revenues equaled $22.5 million, versus $26.2 million in last year’s third quarter.  Equipment sales and other revenues were $7.6 million for the fiscal 2009 third quarter, compared with $9.4 million in the corresponding fiscal 2008 quarter.

“During the months of December, January and February, no one could dodge all the bullets unleashed by the rapidly deteriorating economy, and our results mirrored this reality,” said Daniel Greenberg, Chairman and CEO of Electro Rent.  “Although the amount of equipment we had on rent remained relatively constant, equipment leases and sales weakened during the quarter, and the global recession and continuing competitive pressures reduced rental pricing.

“At the same time, our foreign operations, especially in Asia, also felt the sobering effects of the current economic crisis,” Greenberg said.

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Corporate Headquarters:  6060 Sepulveda Boulevard, Van Nuys, California 91411–2525
(818) 787 – 2100 • Fax (818) 786 – 4345 • (800) 866 – 1111

SG&A expenses for the third quarter of fiscal 2009 were $10.3 million, or 34.3% of total revenues, compared with $10.8 million, or 30.2% of total revenues, in the year-ago period.  The reduction in SG&A expenses primarily reflects a decline in certain staff and selling costs, partially offset by a foreign currency loss of $25,000 for the third quarter of fiscal 2009 resulting from the strengthening of the U.S. dollar against key foreign currencies, compared with a foreign currency gain of $204,000 for the third quarter of fiscal 2008.

Total operating expenses were $27.0 million for the fiscal 2009 third quarter, down from $28.7 million a year earlier, primarily reflecting lower costs of revenue and SG&A expenses.  Interest income was $145,000 for the third quarter of fiscal 2009, versus $854,000 in the prior year, principally due to lower interest rates and a smaller cash balance.

Operating profit for the fiscal 2009 third quarter was $3.0 million, or 10.1% of total revenues, versus $6.9 million, or 19.4% of total revenues, for last year’s third quarter.

Net income for the third quarter of fiscal 2009 was $1.9 million, or $0.08 per diluted share, compared with $4.8 million, or $0.19 per diluted share, for the third quarter of fiscal 2008.

“While we continue to work on identifying new sources of revenue, we must plan our business on the expectation of continued reduced revenues during the current economic climate.  As a result, we have been working hard to match our costs to current sales levels.  We will continue to purchase less rental inventory to moderate our depreciation and keep our cash reserves healthy.  Additionally, while we have been reducing our overall labor costs and making changes in compensation and related benefits, we must try to do this without compromising our most important asset:  the knowledge, experience and loyalty of Electro Rent’s employees,” Greenberg commented.

“During this extraordinary time of uncertainty and lack of confidence in the economy, we are committed to using our strong balance sheet to strengthen our company as well as our relative market position.  Our approach will be focused on the long-term prosperity of Electro Rent by protecting our positive and constructive relationships with our customers and suppliers, as they also continue to deal with the consequences of a global downturn.”

For the year-to-date period ended February 28, 2009, total revenues were $100.5 million, compared with $105.6 million in the same period for fiscal 2008.  Rental and lease revenues for the first nine months of fiscal 2009 were $75.9 million, versus $81.1 million for the same period last year.  Equipment sales and other revenues were $24.6 million, roughly equal to the first nine months of fiscal 2008.

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SG&A expenses were $34.4 million, or 34.2% of total revenues, for the fiscal 2009 year-to-date period, versus $32.4 million, or 30.7% of total revenues, for the same period last year.  Total operating expenses for the fiscal 2009 nine-month period were $86.6 million, compared with $82.6 million for the comparable period last year.

Operating profit for the first nine months of fiscal 2009 was $13.9 million, or 13.8% of total revenue, versus $23.0 million, or 21.8% of revenue, in the prior-year period.

Net income in the fiscal 2009 year-to-date period was $9.7 million, or $0.39 per diluted share, compared with $15.9 million, or $0.61 per diluted share, in the fiscal 2008 period.

Equipment purchases for the fiscal 2009 third quarter and first nine months were $9.1 million and $41.7 million, respectively, compared with $19.8 million and $52.8 million, respectively, for the fiscal 2008 third quarter and first nine months.  The book value of Electro Rent's equipment pool was $165.1 million at February 28, 2009, versus $172.5 million at May 31, 2008.

During the third quarter of fiscal 2009, Electro Rent purchased 395,505 shares of its common stock at an average price of $10.16 per share for a total expenditure of $4.0 million.  During the first nine months of fiscal 2009, Electro Rent purchased 1,841,165 shares of its common stock at an average price of $11.08 per share for a total expenditure of $20.4 million.

Electro Rent paid dividends totaling $11.4 million and $7.8 million for the first nine months of fiscal 2009 and 2008, respectively.  On an annualized basis, the company’s current quarterly dividend of $0.15 per common share represents a 6.2% yield on the March 31, 2009 close price of $9.64.

Total shareholders' equity was $232.5 million, or $9.59 per share, at February 28, 2009, compared with $256.1 million, or $9.87 per share, at May 31, 2008.  At the end of the third quarter of fiscal 2009, Electro Rent had no debt.

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At February 29, 2009, Electro Rent had $47.4 million in cash and cash equivalents and $21.6 million (at cost) in auction rate securities (ARS) for a total cash, cash equivalents and investments balance of $69.0 million versus $73.6 million at May 31, 2008.

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

"Safe Harbor" Statement:
Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934.  These forward-looking statements, which include statements about the company’s ability to act swiftly to capture strategic opportunities that may present themselves, the ability to align its cost structure with revenue and take advantage of opportunities and challenges in today’s market environment, among others, reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements.  When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions identify forward-looking statements.  These forward-looking statements are subject to certain risks and uncertainties.  The company believes its management's assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true.  Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material.  Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission.  Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial Tables Follow)

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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; 000's omitted, except per share data)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

Revenues:
Rentals and leases	$22,491	$26,244	$75,880	$81,113
Sales of equipment and other revenues	7,568	9,419	24,598	24,522

Total revenues	30,059	35,663	100,478	105,635

Operating expenses:
Depreciation of rental and lease equipment	11,555	11,265	34,694	33,469
Costs of revenues other than deprecation of
rental and lease equipment	5,157	6,694	17,508	16,746
Selling, general and administrative expenses	10,300	10,775	34,404	32,398

Total operating expenses	27,012	28,734	86,606	82,613

Operating profit	3,047	6,929	13,872	23,022

Interest income, net	145	854	1,368	2,627

Income before income taxes	3,192	7,783	15,240	25,649

Income tax provision	1,309	2,939	5,492	9,755

Net income	$1,883	$4,844	$9,748	$15,894

Earnings per share:
Basic	$0.08	$0.19	$0.39	$0.61
Diluted	$0.08	$0.19	$0.39	$0.61

Shares used in per share calculation:
Basic	24,323	25,934	25,189	25,897
Diluted	24,389	26,092	25,292	26,070

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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; 000's omitted)

	February 28,	May 31,
	2009	2008
ASSETS

Cash and cash equivalents	$47,391	$50,964
Investments, trading, at fair value (cost of $21,600)	20,525	-
Investments available-for-sale, at fair value (cost of $23,600)	-	22,601
Put option	1,075	-
Accounts receivable, net of allowance for doubtful accounts of $327 and $359	17,031	23,128
Rental and lease equipment, net of accumulated depreciation of $180,232 and $161,187	165,100	172,468
Other property, net of accumulated depreciation and amortization of $14,999 and $14,427	13,925	14,341
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,657 and $1,406	818	1,069
Other	6,365	5,402
	$275,339	$293,082

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$4,538	$4,562
Accrued expenses	15,807	12,565
Deferred revenue	4,229	4,943
Deferred tax liability	18,307	14,904
Total liabilities	42,881	36,974

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000; none issued
Common stock, no par - shares authorized 40,000,000;
issued and outstanding February 28, 2009 - 24,243,587;
May 31, 2008 - 25,945,283	32,898	33,938
Accumulated other comprehensive loss, net of tax	-	(619)
Retained earnings	199,560	222,789
Total shareholders' equity	232,458	256,108
	$275,339	$293,082